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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

           This Employment Agreement (this "Agreement") is entered into effective as of November 30, 2004 between Whitehall Jewellers, Inc., a Delaware corporation (the "Company"), and Lucinda M. Baier (the "Executive").

           WHEREAS, the Company desires to employ the Executive to serve as President and Chief Operating Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

           NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

           1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement shall commence on November 30, 2004 (the "Effective Date") and shall end on the first annual anniversary of the Effective Date (such date or any successive date to which the term thereof has been extended pursuant to the succeeding sentence, the "Expiration Date"). Such term shall be automatically extended for successive one-year periods unless either the Executive or the Company gives notice that such term shall not be so extended no later than 60 days prior to the then current Expiration Date or unless earlier terminated pursuant to Section 4 hereof. The term of employment as prescribed in the preceding sentence is hereinafter called the "Employment Period." From and after the end of the Employment Period, unless earlier terminated hereunder, the Executive's employment with the Company shall be at will, not for any specified term and without any payment guarantees, and either the Executive or the Company may terminate the employment relationship at any time.

           2. POSITION AND DUTIES; RESPONSIBILITIES. (a) Position and Duties. The Company shall employ the Executive during the Employment Period as its President and Chief Operating Officer with primary responsibility for all store operations, administration and all financial related matters of the Company, including supervision of internal controls and procedures, it being understood that the Company may, with the prior written consent of the Executive, change the Executive's duties from time to time. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities the duties assigned to the Executive hereunder and shall devote the Executive's full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive's reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board of Directors of the Company (the "Board"), which may be granted or denied in its sole discretion, may serve as a director (but not a lead director) of any other business corporation, provided that such activities or service do not interfere with the Executive's duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof.

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           (b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board, in duly constituted committees of the Board and in the Chief Executive Officer, the Executive shall have the authority and responsibility for all store operations, administration and all financial related matters of the Company, including supervision of internal controls and procedures, it being understood that the Company may, with the prior written consent of the Executive, change the Executive's duties from time to time. The Executive shall also perform such other duties on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board or the Chief Executive Officer.

           3. COMPENSATION. (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of not less than $425,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy. Such Base Salary shall be reviewed annually, and shall be subject to such annual increases, if any, as determined by the Compensation Committee of the Board (the "Compensation Committee").

           (b) Annual Bonus. Beginning in the fiscal year ending January 31, 2006, the Executive shall, in the sole discretion of the Compensation Committee, be eligible to participate in the Company's Management Cash Bonus Plan or other annual cash bonus plan made available to elected officers of the Company generally ("Annual Bonus") with the same percentage cash bonus opportunity as the Chairman and Chief Executive Officer of the Company has under such plan. In addition, the Executive shall receive a one-time sign-on bonus of $100,000, such bonus to be paid on or promptly after January 2, 2005, which such bonus shall be credited against any bonus earned by the Executive for the fiscal year ending January 31, 2006.

           (c) Equity-Based Compensation. The Executive shall, in the sole discretion of the Compensation Committee, be eligible during the Employment Period to be granted stock options, restricted stock and/or other equity-based compensation awards. The Executive shall be granted an award of 50,000 shares of restricted common stock of the Company on the Effective Date, such award to be made pursuant to the terms of the Company's 1997 Long-Term Incentive Plan, as amended, and the form of Restricted Stock Award for executive officers of the Company under such plan.

           (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans generally available to executives of the Company (such benefits, together with the benefits referred to in (c) above, being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company (currently including vacation days of not less than four weeks annually, medical, dental, long term disability and life insurance, participation in a 401(k) plan, automobile benefits and reimbursement of expenses).

           (e) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper expenses incurred by the Executive in the performance of the Executive's duties hereunder. In addition, the Company shall reimburse the Executive for certain relocation

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expenses as set forth in the offer letter dated November 30, 2004 from the
Company to the Executive and Exhibit D thereto.

           (f) Right to Change Plans. Nothing in this Agreement shall be construed to limit, condition or otherwise encumber the rights of the Company to amend, discontinue, substitute or maintain any benefit plan, program or perquisite, and no such amendment, discontinuance, substitution or maintenance or failure to maintain any benefit plan, program or perquisite shall be construed as a breach of this Agreement.

           4. TERMINATION. (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate and all rights of the Executive and the Executive's heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive's heirs, executors or administrators, as the case may be, shall be entitled to:

           (i) accrued Base Salary through and including the Executive's date of death;

           (ii) accrued Annual Bonus through and including the Executive's date of death (determined on a pro rata basis for the number of days of the fiscal year for which the Executive was employed by the Company), such Annual Bonus to be paid following the Compensation Committee's determination of the Executive's Annual Bonus, if any, for the fiscal year in which the Executive's date of death so occurred, which determination may be made at the same time that the Compensation Committee determines annual bonuses, if any, for executive officers of the Company in general; and

           (iii) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company.

           (b) Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive's position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

           (i) accrued Base Salary through and including the effective date of the Executive's termination of employment;

           (ii) accrued Annual Bonus through and including the effective date of the Executive's termination of employment (determined on a pro rata basis for the number of days of the fiscal year for which the Executive was employed by the Company), such Annual Bonus to be paid following the Compensation Committee's determination of the Executive's Annual Bonus, if any, for the fiscal year in which the Executive's termination of employment so occurred, which determination may be made at the same time that the Compensation Committee determines annual bonuses, if any, for executive officers of the Company in general; and

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           (iii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

In the event of any dispute regarding the existence of the Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board. The Executive shall submit to appropriate medical examinations for purposes of such determination.

           (c) Cause. (i) The Company may, at its option, terminate the Executive's employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the "Cause Notice"). Any such termination for Cause shall be authorized by the Board. The Cause Notice shall state the action(s) or inaction(s) giving rise to termination for Cause in reasonable detail. The Executive shall have 5 business days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure to the satisfaction of the Board, in its sole discretion, the Cause Notice shall be deemed rescinded and of no force or effect.

           (ii) As used in this Agreement, the term "Cause" shall mean any one or more of the following:

                 (A) any refusal by the Executive to perform the Executive's duties under this Agreement or to perform specific directives of the Board or, to the extent not inconsistent with the directives of the Board, of the Chief Executive Officer of the Company which are consistent with the scope and nature of the Executive's duties and responsibilities as set forth herein;

                 (B) any intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive's duties hereunder or in the course of the Executive's employment hereunder or any prior employment, or the Executive's admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

                 (C) any use of alcohol by the Executive that interferes with the performance of the Executive's duties or adversely impacts the reputation of the Executive or of the Company or any illegal use of a controlled substance by the Executive;

                 (D) any gross negligence or willful misconduct of the Executive resulting in a loss to the Company or any of its subsidiaries, or damage to the reputation of the Company or any of its subsidiaries;

                 (E) with respect to written Company policies, any material violation by the Executive that is not cured by the Executive within 5 business days after notice thereof from the Company to the Executive;

                 (F) any breach by the Executive of any one or more of the covenants contained in Section 6, 7 or 8 hereof; or

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                 (G) any violation of any statutory or common law duty of
           loyalty to the Company or any of its subsidiaries.

           (iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

           (iv) If the Company terminates the Executive's employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

           (d) Termination Without Cause; Termination for Good Reason. (i) The Company may, at its option, terminate the Executive's employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. If the Company terminates the Executive's employment for any such reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

           (A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iii) hereof, inclusive; and

           (B) the continuation of payment of amounts equal to the Base Salary which otherwise would have been payable hereunder had the Executive's employment hereunder not been terminated pursuant to this Section 4(d) for a period of 12 months from the date of termination.

Notwithstanding Section 4(d)(i)(B), the amounts payable to the Executive under such Section 4(d)(i)(B) shall be reduced by the amount of salary, bonus or other compensation which the Executive receives from a subsequent employer during the period of time that amounts are payable to the Executive under such Section 4(d)(i)(B). The Executive shall use reasonable efforts to seek other comparable employment for this purpose.

     (ii) The Executive may, at her option, terminate the Executive's employment under this Agreement upon written notice to the Company for Good Reason. If the Executive terminates her employment for Good Reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to receive the payments and benefits specified in Section 4(d)(i)(A) above and, provided that the Executive executes a mutual release and non-disparagement agreement, in form and substance reasonably satisfactory to the Company and the Executive, the payments set forth in Section 4(d)(i)(B) above, in each case on the terms and conditions set forth therein. For purposes hereof, the term "Good Reason" shall mean the occurrence of any of the following without the Executive's express written consent: (A) a reduction by the Company in the Executive's base salary as in effect on the date of this Agreement; (B) beginning for the fiscal year ending January 31, 2006, the Executive's percentage cash bonus opportunity under the Company's Management Cash Bonus Plan (or such other annual cash bonus plan, if any, for which the executive officers of the Company may be eligible from time to time) is not at least equal to the percentage cash bonus opportunity of the Chairman and Chief Executive Officer of the Company under such plan; (C) the Company's

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requiring the Executive to be based anywhere outside of the greater Chicago metropolitan area; (D) a change in the duties of the Executive that is inconsistent in any material adverse respect with Executive's position as in effect on the effective date of this Agreement; and (E) a change in the Executive's reporting responsibilities such that the Executive reports to a person other than the Chairman and/or Chief Executive Officer of the Company and/or the Board of Directors of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have terminated her employment under this Agreement for Good Reason unless the Executive gives written notice to the Company stating in reasonable detail the events which constitute Good Reason and the Company does not effect a cure of the action or inaction constituting Good Reason within 5 business days after receipt of such notice by the Company.

           (e) Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive's employment with the Company for any reason. If the Executive voluntarily terminates the Executive's employment pursuant to this Section 4(e), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

           5. FEDERAL AND STATE WITHHOLDING. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

           6. NONCOMPETITION; NONSOLICITATION. (a) General. The Executive acknowledges that in the course of the Executive's employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive's services will be of special, unique and extraordinary value to the Company and its subsidiaries.

           (b) Noncompetition. The Executive agrees that during the period of the Executive's employment with the Company, the period, if any, during which the Executive is receiving payments from the Company pursuant to Section 4(d), and for a period of one year after the termination of the Executive's employment pursuant to Section 4(e) (the "Noncompetition Period") the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, operating specialty retail jewelry stores in North America.

           (c) Nonsolicitation. The Executive further agrees that during the Noncompetition Period the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

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           (d) Exceptions. Nothing in this Section 6 shall prohibit the
Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

           (e) Reformation. If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 6.

           7. CONFIDENTIALITY. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

           8. INVENTIONS. The Executive hereby assigns to the Company the Executive's entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. In accordance with the Illinois Employee Patent Act, 765 ILCS 1060, the Executive is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the invention relates
(A) to the business of the Company

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or (B) to the Company's actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by the Executive for the Company.

           9. ENFORCEMENT. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of
Section 6, 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

           10. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, including any agreements which may exist between the Executive and Sears Roebuck & Co. relating to her active employment which ended April 9, 2004 (any "Sears Agreements"), (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which would prevent her from entering into and fully performing her duties, responsibilities and obligations under this Agreement or would otherwise limit the manner in which she may perform such duties, responsibilities and obligations, including any Sears Agreements, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

           11. SURVIVAL. Sections 6, 7, 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

           12. ARBITRATION. Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or

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results of any arbitration hereunder without the prior written consent of the
Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

           13. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

                  If to the Company, to:

                           Whitehall Jewellers, Inc.
                           155 N. Wacker Drive
                           Chicago, IL  60606
                           Attn:  Secretary

                           with a copy to:

                           Mr. Bruce Bernstein
                           Sidley Austin Brown & Wood LLP
                           10 S. Dearborn
                           Chicago, IL 60603

                  If to the Executive, to:

                           Lucinda M. Baier
                           401 Walker Road
                           Great Falls, VA  22066

                           with a copy to:

                           Mr. David Bohan
                           Sachnoff & Weaver Ltd.
                           30 S. Wacker, 29th Floor
                           Chicago, IL 60606

           14. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement

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shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

           15. ENTIRE AGREEMENT. This Agreement, together with those sections of the offer letter from the Company to the Executive dated November 30, 2004 and the exhibit thereto (the "Offer Letter") specifically referenced herein, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

           16. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

           17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

           18. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

           19. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                              * * * * * * * * * *

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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                             WHITEHALL JEWELLERS, INC.

                                             By: /s/ Hugh M. Patinkin
                                                --------------------------------

                                             Title:    CEO
                                                   -----------------------------

                                             LUCINDA M.  BAIER

                                             /s/ Lucinda M. Baier
                                             -----------------------------------

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